Exhibit 99.1

Investor Relations Contact:	Susannah Robinson (617) 342-6129
Media Relations Contact:	John Shea (617) 342-6254

CABOT COMPLETES SALE OF SUPERMETALS BUSINESS
Proceeds of at least $450 million will support new growth initiatives

BOSTON – Cabot Corporation (NYSE: CBT) has closed the sale of its Supermetals Business to Global Advanced Metals, company officials announced today.

“We are pleased to announce that we have completed the sale of the Supermetals business to Global Advanced Metals,” said Patrick Prevost, Cabot president and chief executive officer. “This divestiture is an important step in Cabot’s transformation to becoming a leader in specialty chemicals and performance materials. The sale of the tantalum business at this attractive value will improve the stability of our earnings and will allow us to focus on existing and new growth initiatives as we remain committed to achieving our target of adjusted earnings per share of $4.50 in 2014.”

The sale resulted in an initial cash payment of $175 million. Additional cash consideration will total a minimum of $275 million, consisting of the remaining $215 million purchase price, a minimum of $11 million of payments based on the future performance of the business and approximately $50 million for the sale of excess inventory, to be paid within a two-year period. The transaction is estimated to result in a pre-tax gain of approximately $330 million, approximately $300 million of which is expected to be recorded during the second quarter of fiscal 2012 with the remainder recorded over the next two years. The Company expects to receive after-tax proceeds of approximately $430 million over the two year period. The assets involved in the transaction include facilities in Boyertown, Pa and Aizuwakamatsu, Japan. Cabot will maintain its mining operation in Manitoba, Canada where the company mines cesium for its Specialty Fluids Business and tantalum.

ABOUT CABOT CORPORATION

Cabot Corporation, headquartered in Boston, Mass, USA, is a global specialty chemical and performance materials company. Cabot’s major products are carbon black, fumed silica, inkjet colorants, aerogel and cesium formate drilling fluids. The company’s website is: www.cabot-corp.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in the press release regarding Cabot’s business that are not historical facts are forward looking statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.